BNP RESIDENTIAL PROPERTIES, INC.                              Exhibit 99.1
301 South College Street - Suite 3850
Charlotte, North Carolina 28202-6024

Contact: Philip S. Payne
                  Chairman & Chief Financial Officer
                  Tel:  (704) 944-0100
                  Fax:  (704) 944-2039

PRESS RELEASE
FOR IMMEDIATE RELEASE


                      BNP RESIDENTIAL PROPERTIES ANNOUNCES
                     THE ACQUISITION OF APARTMENT PORTFOLIO


Charlotte, North Carolina
April 1, 2005

BNP Residential Properties, Inc. (AMEX: BNP) today announced the acquisition of a portfolio of four apartment communities containing 1,086 apartment units for an aggregate contract purchase price of $51.8 million. The properties were acquired through the issuance of 689,947 units in the Company's operating partnership, BNP Residential Properties Limited Partnership, and the assumption of $42.8 million of debt and other liabilities. Under the terms of the acquisition agreements, 74,074 of the operating partnership units are deferred and will be issued one year after closing. Prior to the acquisitions, BNP provided third-party management services for these properties.

The following properties were acquired:

Canterbury Apartments, located in Myrtle Beach, South Carolina, containing 632 one- and two-bedroom apartments.

Laurel Springs - Phase I Apartments, located in High Point, North Carolina, containing 240 one- and two-bedroom apartments.

Laurel Springs - Phase II Apartments, located in High Point, North Carolina, containing 96 two- and three-bedroom apartments.

Salem Ridge Apartments, located in Winston-Salem, North Carolina, containing 120 one- and two-bedroom apartments.

BNP Residential Properties, Inc. is a real estate investment trust focused on owning and operating apartment communities. As a result of this acquisition, BNP now owns and operates 29 apartment communities containing 7,199 apartments. We have an economic interest in, and are general partner of, entities owning three properties containing 713 apartments for which we provide management services. In addition to the apartment properties, we own 40 restaurant properties that we lease on a triple-net basis to a restaurant operator. We currently operate in the states of North Carolina, South Carolina and Virginia.

BNP Residential Properties, Inc. is structured as an UPREIT, or umbrella partnership real estate investment trust. The company is the sole general partner and owns a controlling interest in BNP Residential Properties Limited Partnership, which we refer to as the operating partnership. All of our operations are conducted through the operating partnership.

More information may be obtained by calling the company's Corporate Offices at
(704) 944-0100 or on the Internet through the company website at www.bnp-residential.com. Information requests may be e-mailed to the investor relations department at investor.relations@bnp-residential.com.


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